Exhibit 10.3

EXECUTION COPY

Retention of Net Economic Interest Letter

August 13, 2014

Natixis, New York Branch, as Facility Agent

1251 Avenue of the Americas
New York, New York 10020
Attention: Yazmin Vasconez

Versailles Assets LLC, as Lender

c/o Global Securitization Services LLC

68 South Service Road, Suite 120

Melville, NY 11747

Attention: Andrew Stidd

Re:	Retention of Net Economic Interest

This Retention of Net Economic Interest Letter is being delivered in connection with the Amended and Restated Credit and Security Agreement dated as of August 13, 2014 (as the same has been and may further be amended, amended and restated, supplemented, waived or otherwise modified from time to time, the "Credit Agreement"), among WhiteHorse Finance Warehouse, LLC, as borrower (the "Borrower"), Versailles Assets LLC, as lender (the "Lender" and together with the Lenders from time to time parties thereto, collectively, the "Lenders"), Natixis, New York Branch, as facility agent (the "Facility Agent") and The Bank of New York Mellon Trust Company, N.A., as collateral agent (the "Collateral Agent"). All capitalized terms used but not defined herein have the respective meanings give to such terms in the Credit Agreement as in effect on the date hereof.

For purposes of this Retention of Net Economic Interest Letter:

"AIFMD" means EU Directive 2011/61/EU on Alternative Investment Fund Managers (as amended from time to time and as implemented by Member States of the European Union) together with any implemented or delegated regulation, technical standards and guidance related thereto as may be amended, supplemented  or replaced from time to time.

"AIFMD Retention Requirements" means Article 17 of the AIFMD, as implemented by Section 5 of the European Union Commission Delegated Regulation (EU) No 231/2013 of December 19, 2012 supplementing the AIFMD, including any guidance published in relation thereto and any implementing laws or regulations in force in any Member State of the European Union, provide that references to AIFMD Retention Requirements shall be deemed to include any successor or replacement provisions of Section 5 included in any European Union directive or regulation subsequent to AIFMD or the European Union Delegated Regulation (EU) No 231/2013.

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"CRR Retention Requirements" means Articles 404-410 of Regulation (EU) No. 575/2013 of the European Parliament and of the Council of June 21, 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2102 (as amended from time to time and as implemented by the Member States of the European Union, "Article 404"), together with any guidelines and technical standards published in relation thereto by the European Commission or the European Banking Authority (or any successor or replacement agency or authority) as may be effective from time to time, provided that any reference to the CRR Retention Requirements shall be deemed to include any successor or replacement provisions of Article 404 included in any European Union directive or regulation.

"Retention Requirements" means together, the CRR Retention Requirements and the AIFMD Retention Requirements.

1.	REPRESENTATIONS

WhiteHorse Finance, Inc. (the "Retention Provider"), acting in its capacity as originator, hereby makes the following representations for the benefit of the Facility Agent, the Lender and each other Lender that may become a party to the Credit Agreement after the date hereof, for so long as the Payment in Full Date has not occurred:

(a)	it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;

(b)	it has full power and authority and has taken all action necessary to execute and deliver this Retention of Net Economic Interest Letter and to fulfill its obligations hereunder and to consummate the transactions hereby;

(c)	no consent of any other person and no licence, permit, approval or authorization of, exemption by, notice or report to, or registration, filing (other than any filings required to be made by the Retention Provider after the Restatement Effective Date under the Investment Company Act, the Investment Advisers Act of 1940, as amended, the Securities Act or the Exchange Act, which shall be made in accordance with Applicable Law) or declaration with, any governmental authority, other than those that have been or shall be obtained in connection with this Retention of Net Economic Interest Letter, is required by the Retention Provider in connection with this Retention of Net Economic Interest Letter or the execution, delivery, performance, validity or enforceability of this Retention of Net Economic Interest Letter or the obligations imposed upon it hereunder or thereunder; and

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(d)	this Retention of Net Economic Interest Letter constitutes the legally valid and binding obligations of the Retention Provider enforceable against the Retention Provider in accordance with its terms (except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general applicability affecting the enforcement of creditors' rights generally and by a court's discretion in relation to equitable remedies).

2.	Covenants

The Retention Provider hereby agrees, undertakes and covenants for the benefit of the Facility Agent, the Lender and each other Lender that may become a party to the Credit Agreement after the date hereof, for so long as the Payment in Full Date has not occurred:

(a)	to retain on an ongoing basis a net economic interest in the securitised exposures (as such term is used in Article 404), which will be comprised of an interest in the first loss tranche and, if necessary, other tranches having the same or a more severe risk profile than those transferred or sold to investors (being the Lenders) and not maturing any earlier than those transferred or sold to investors within the meaning of paragraph (d) of Article 405(1) of the CRR and Article 51(d) of the AIFMD Level 2 Regulation;

(b)	to retain the net economic interest referred to in clause (a) above in the minimum principal amount currently required by the Retention Requirements, such amount being at least equal to 5% of the nominal value of the Collateral calculated based on the Aggregate Principal Balance of all of the Collateral Obligations, the outstanding principal amount of all Eligible Investments and any other non-cash assets, in each case at the time of determination without taking into account any deduction pursuant to the proviso to the definition of "Principal Balance" of any Collateral Obligation or any deduction or discount in respect of the purchase price paid for such Collateral Obligation or Eligible Investment by the Borrower (such interest, the "Retention Interest");

(c)	that its retention of the Retention Interest will be measured at origination (being the occasion of each origination or acquisition of a Collateral Obligation, Eligible Investment or any other non-cash asset) on the basis of the nominal value (without taking into account acquisition prices) and shall be maintained on an ongoing basis;

(d)	not to sell, hedge or otherwise mitigate its credit risk under or associated with the Retention Interest or the Collateral, except to the extent permitted in accordance with the Retention Requirements;

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(e)	that it will remain, directly or indirectly, the 100% owner of all of the equity interests in WhiteHorse Finance Warehouse, LLC;

(f)	that the Board of Directors (i) has reviewed the terms and conditions of the credit facility documented by the Credit Agreement, (ii) in connection with the preparation of the Transferor's quarterly financial statements, reviewed the Collateral Obligations held by the Borrower and (iii) must receive not less than 2 Business Days prior notice of any proposed material amendment or waiver to the Eligibility Criteria and Concentration Limitations specified in the Credit Agreement and an opportunity to veto such proposed amendment or waiver (provided that such right to veto may be deemed to be waived if no response to such proposed amendment or waiver has been given within 2 Business Days);

(g)	to confirm its continued compliance with the covenants set out at paragraphs (a) and (b) above (i) on a monthly basis to the Collateral Agent so that the Collateral Agent may state that it has received such confirmation in the Monthly Report (which may be by way of email) and (ii) upon written request therefor by and to the Borrower in writing (which may be by way of email), which request is delivered as a result of (1) a material change in (x) the performance of the Facility, (y) the risk characteristics of the transaction or (z) the Collateral or (2) the breach of this Retention of Net Economic Interest Letter or any Facility Document to which it is a party;

(h)	that, promptly upon a Responsible Officer becoming aware thereof, it shall notify each of its subsidiaries and its investment adviser of the Retention of Net Economic Interest Letter and its contents and in particular the requirements set out in (d) above and shall procure that each of its subsidiaries and its investment adviser complies with such paragraph (d);

(i)	that, promptly upon a Responsible Officer becoming aware thereof, it shall immediately notify the Facility Agent (who shall give notice to the Lenders) if for any reason it: (i) ceases to hold the Retention Interest in accordance with clauses (a) and (b) above; (ii) fails to comply with the covenants set out in (d) or (h) above; or (iii) any of the representations contained in this Retention of Net Economic Interest Letter fail to be true in any material respect on any date;

(j)	with respect to each Collateral Obligation it sells or transfers to the Borrower that (i) it was involved or will be involved in, directly or indirectly, by itself or through related entities (including the Borrower), the original agreement which created or will create the Collateral Obligation or (ii) that it purchased or will purchase such Collateral Obligation for its own account prior to selling such Collateral Obligation to the Borrower;

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(k)	except as set out in clause (l) below, with respect to each Collateral Obligation sold or transferred to the Borrower, that it shall use a degree of skill and attention in the acquisition of such obligations no less than that which the Retention Provider exercises with respect to comparable assets that it acquires for itself and for others, in accordance with its customary standards, policies, practices and procedures relating to assets of the nature and character of the Collateral Obligations;

(l)	with respect to each Collateral Obligation that it sells or transfers to the Borrower in respect of which it has not undertaken the original credit-granting or is not active in credit-granting the specific type of obligation, that it has sufficient information to undertake its own credit analysis of the Collateral Obligation using the criteria it would apply to non-securitized obligations;

(m)	that it will invest in and hold loans, securities and other investments (excluding obligations that will be sold, or are intended to be sold, to the Borrower or any other collateralized loan obligation issuer managed by an Investment Adviser Affiliate of the Retention Provider) expected to be in an aggregate principal amount of 20% (but in no event less than 10%) of the principal amount of the Retention Interest (it being understood that, for this purpose, such percentage will be based upon the purchase price of each such investment and that the valuation of obligations will fluctuate over time);

(n)	with respect to each Collateral Obligation that it sells to the Borrower (including any acquisition by the Borrower in which such Collateral Obligation is settled directly with the Borrower), that (i) where such Collateral Obligation was acquired in the secondary market it has held (including via a commitment to purchase), directly or indirectly by way of holding a beneficial interest, such Collateral Obligation for a period of at least two Business Days before such settlement or acquisition by the Borrower and (ii) on and after the Restatement Effective Date, it shall sell 100% of the Collateral Obligations to the Borrower pursuant to the terms of the Master Transfer Agreement;

(o)	that it will take such further actions and provide such information as may be requested by any Lender or the Facility Agent so as to ensure compliance with the provisions of the Retention Requirements (and any such Lender or the Facility Agent may share such information with any Authority (including any bank regulatory agency) as may be necessary to ensure compliance with the provisions of the Retention Requirements) and enter into such agreements as it may reasonably determine to be required to satisfy the Retention Requirements as of (i) the Original Closing Date and (ii) following the Original Closing Date, solely as regards the provision of information in the possession of the Retention Provider and to the extent the same is not subject to a duty of confidentiality, any time prior to the Final Maturity Date; and

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(p)	that it will, promptly following a request by the Borrower, provide a refreshed letter on the same terms as the existing letter in substantially the form hereof in connection with a material amendment of any Facility Document.

3.	Miscellaneous

3.1	[Reserved].

3.2	Governing Law

This Retention of Net Economic Interest Letter (i) shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any provisions thereof relating to conflicts of law and (ii) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto. The parties hereto hereby consent to jurisdiction, service and venue in any court proceeding in New York, New York, for which any claim, action, proceeding or counterclaim subject to this agreement is brought. THE PARTIES HERETO FURTHER AGREE TO WAIVE TRIAL BY JURY IN ANY SUCH CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM. Nothing in this Retention of Net Economic Interest Letter is intended to confer any rights or remedies hereunder or by reason hereof upon any Person not a signatory hereto (or their successors and assigns).

3.3	Execution in Counterparts

This Retention of Net Economic Interest Letter may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Retention of Net Economic Interest Letter shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

3.4	Benefit

The Lender and the Facility Agent, on behalf of any other Lender that may become a party to the Credit Agreement after the date hereof, are parties to (and any such other Lender is a beneficiary of) this Retention of Net Economic Interest Letter solely for the purposes of obtaining the benefit of the representations, warranties and covenants contained herein and under no circumstances shall any of them be deemed to have undertaken any obligations by virtue of their becoming a party to or beneficiary of this Retention of Net Economic Interest Letter except as provided herein.

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3.5	Notices

Any notice or demand to any party to this Retention of Net Economic Interest Letter to be given, made or served for any purposes under this Retention of Net Economic Interest Letter shall be given, made or served in accordance with the provisions of Section 12.02 of the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Retention of Net Economic Interest Letter as of the date first written above.

WhiteHorse Finance, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

NATIXIS, NEW YORK BRANCH,
as Facility Agent

By:
Name:
Title:

By:
Name:
Title:

VERSAILLES ASSETS LLC,
as Lender

By:
Name:
Title: